Exhibit 99.(A)(1)(F)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated June 11, 2019 and the related Letter of Transmittal, as they may be amended or supplemented from time to time. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. If GameStop (as defined below) becomes aware of any such jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with applicable law, GameStop will make a good faith effort to comply with the applicable law. If, after such good faith effort, GameStop cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the stockholders residing in such jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of GameStop by the Dealer Manager (as defined below) or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

Notice of Offer to Purchase for Cash

By GameStop Corp.

of

Up to 12,000,000 Shares of Its Class A Common Stock

At a Purchase Price of Not Greater Than $6.00 Per Share and Not Less Than $5.20 Per Share

GameStop Corp. (“GameStop” or the “Company”) is offering to purchase for cash up to 12,000,000 shares of its Class A Common Stock, par value $0.001 per share (the “Shares”), or such lesser number of Shares as are properly tendered and not properly withdrawn, at a price of not greater than $6.00 and not less than $5.20 per Share, to the tendering stockholder in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 11, 2019 (the “Offer to Purchase”) and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 10, 2019, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

Upon the terms and subject to the conditions of the Offer, GameStop will determine a single per Share price (the “Purchase Price”) that GameStop will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified, or deemed specified, by tendering stockholders. The Purchase Price will be the lowest price per Share (in increments of $0.10) of not less than $5.20 and not greater than $6.00 that will enable the Company to purchase the number of Shares sought in the Offer or, if a lesser number of Shares is properly tendered, all Shares that are properly tendered and not properly withdrawn. All Shares acquired in the Offer will be acquired at the Purchase Price, including those Shares tendered at a price lower than the Purchase Price. However, because of the proration and “odd lot” and conditional tender priority provisions described in the Offer to Purchase, fewer than all of the Shares tendered at or below the Purchase Price may be purchased if more than the number of Shares the Company seeks are properly tendered and not properly withdrawn in the Offer. Shares tendered but not purchased in the Offer will be returned to the tendering stockholders at the Company’s expense promptly after the expiration of the Offer.

As of June 10, 2019, there were 102,348,628 Shares issued and outstanding. The Shares GameStop is seeking to purchase through this Offer represent approximately 11.72% of the Shares issued outstanding as of such date, or 11.33% of the Shares on a fully diluted basis.

The Offer is not conditioned upon receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions set forth in the Offer to Purchase.

In the event that more than 12,000,000 Shares are properly tendered in the Offer, GameStop may exercise its right to increase the number of Shares sought in the Offer by an amount not exceeding 2% of our outstanding Shares without extending the Expiration Date. GameStop also expressly reserves the right, in its sole discretion, to amend the Offer to purchase additional Shares, subject to applicable law.

GAMESTOP’S BOARD OF DIRECTORS HAS AUTHORIZED THE OFFER. HOWEVER, NONE OF GAMESTOP, THE MEMBERS OF ITS BOARD OF DIRECTORS, BOFA SECURITIES, INC. (THE “DEALER MANAGER”), INNISFREE M&A INCORPORATED (THE “INFORMATION AGENT”) OR COMPUTERSHARE TRUST COMPANY, N.A. (THE “DEPOSITARY”), MAKES ANY RECOMMENDATION TO YOU WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES, AND IF SO, HOW MANY SHARES TO TENDER, AND AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER, YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, OR OTHER FINANCIAL OR TAX ADVISOR.

GameStop’s Board of Directors believes that the Offer represents a prudent use of GameStop’s financial resources in light of GameStop’s business profile, assets, expected future performance, current indebtedness and debt capacity. The primary purpose of the Offer is to return cash to GameStop’s stockholders by providing them with the opportunity to tender all or a portion of their Shares and receive a return of some or all of their investment if they so elect. In addition, if GameStop completes the Offer, stockholders who choose not to tender will own, and stockholders who retain an equity interest in GameStop as a result of tendering above the Purchase Price, a partial or conditional tender of Shares or proration may own, a greater percentage ownership of GameStop’s outstanding Shares following the consummation of the Offer.

In the event that more than 12,000,000 Shares (or such greater number of Shares as GameStop may elect to purchase, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn, GameStop will accept Shares for purchase in the following order of priority:

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First, GameStop will purchase all odd lots of less than 100 Shares at the Purchase Price from stockholders who validly tender all of their Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender as described in the Offer to Purchase ) and who do not validly withdraw them before the Expiration Date (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder (as defined in the Offer to Purchase) will not qualify for this preference);

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Second, after purchasing all the odd lots that were validly tendered at or below the Purchase Price (including Shares tendered by Purchase Price Tender), subject to the conditional tender provisions described in the Offer to Purchase, GameStop will purchase Shares at the Purchase Price from all other stockholders who validly tender Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) and who do not validly withdraw them before the Expiration Date (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until GameStop has acquired the number of Shares that GameStop has offered to purchase; and

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Third, only if necessary to permit GameStop to purchase the number of Shares that it has offered to purchase, GameStop will purchase Shares at the Purchase Price from stockholders who have validly tendered Shares at or below the Purchase Price (including Shares tendered by Purchase Price Tender) conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have validly tendered all of their Shares and not validly withdrawn them before the Expiration Date.

Therefore, GameStop may not purchase all of the Shares that are properly tendered even if such Shares are tendered at or below the Purchase Price or by Purchase Price Tender.

All Shares tendered and not purchased in the Offer will be returned to the tendering stockholders at GameStop’s expense promptly following the Expiration Date. GameStop expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in the Offer to Purchase shall have occurred or shall be deemed by GameStop to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension by no later than 9:00 A.M., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. During any such extension, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. In addition, unless GameStop has already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on August 7, 2019. For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Shares have been tendered pursuant to the procedure for book-entry transfer described in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at DTC (as defined in the Offer to Purchase) to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

For purposes of the Offer, GameStop will be deemed to have accepted for payment (and therefore purchased), subject to the “odd lot” priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if GameStop gives oral or written notice to the Depositary of its acceptance of the Shares for payment in the Offer. Payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to possible delay in the event of proration, but only after timely receipt by the Depositary of certificates for Shares or book-entry confirmation of Shares into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or an Agent’s Message (as defined in the Offer to Purchase), in the case of a book-entry transfer at or prior to the Expiration Date) and any other documents required by the Letter of Transmittal.

Stockholders desiring to tender Shares under the Offer must follow the procedures set forth in the Offer to Purchase and in the Letter of Transmittal. If you are a holder of vested options, you may exercise your vested options and tender any of the Shares upon exercise. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option cannot be revoked, however, if Shares received in upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. If you are a holder of restricted stock, you may only tender Shares that you have acquired through vesting of such restricted stock. The Offer will not result in the acceleration of vesting of any restricted stock. Stockholders desiring to tender their Shares pursuant to the Offer but whose certificates are not immediately available, or who are unable to complete the procedure for book-entry transfer or to make delivery of all required documents to the Depositary before the Expiration Date, may still tender their Shares by complying with the procedures set forth in the Offer to Purchase for tendering by Notice of Guaranteed Delivery.

GameStop will decide, in its sole discretion, all questions as to the number of Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and each such decision will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. None of GameStop, the Dealer Manager, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur liability for failure to give any notice.

If you are a U.S. Holder (as defined in the Offer to Purchase), the receipt of cash for your tendered Shares generally will be treated for United States federal income tax purposes either as (a) a sale or exchange eligible for capital gain or loss treatment or (b) a distribution. If you are a Non-U.S. Holder (as defined in the Offer to Purchase), the payment of cash for your tendered Shares may be subject to United States federal income tax withholding unless one of certain exemptions applies. Stockholders are strongly encouraged to read the Offer to Purchase for additional information regarding the United States federal income tax consequences of participating in the Offer and should consult their tax advisors.

The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

The Offer to Purchase and Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

Copies of the Offer to Purchase and the Letter of Transmittal are being mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the stockholder list of GameStop, or, if applicable, who are listed as participants in a clearing agency’s security position for subsequent transmittal to beneficial owners of Shares. Copies of the Offer to Purchase, the Letter of Transmittal and other documents will be available for free at the SEC’s website at www.sec.gov or the investor information section of GameStop’s website at http://news.gamestop.com. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other documents may be requested from the Information Agent at GameStop’s expense at the address and telephone number set forth below. Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders May Call Toll Free: (888) 750-5834

Banks and Brokers May Call Collect: (212) 750-5833

The Depositary for the Offer is:

Computershare Trust Company, N.A.

By First-Class, Registered or Certified Mail:	By Hand, Express Mail, Courier, or Other Expedited Service:
Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 150 Royall St., Suite V Canton, Massachusetts 02021

The Dealer Manager for the Offer is:

BofA Merrill Lynch

BofA Securities, Inc.

Bank of America Tower

One Bryant Park

New York, New York 10036

(888) 803-9655 (toll-free)

June 11, 2019